Exhibit 10.13

Sales Agreement

Contract Number:

Party A:

Authorized representative (contact person):

Contact address:

Phone:

Email:

Party B:

Contact address:

Authorized representative (contact person):

Phone:

Email:

The party B is a company that specializes in the research and development, production, and sales of vape in accordance with California laws and regulations. The party A entrusts the party B to customize and produce products through ODM or OEM production. Therefore, based on the principle of mutual benefit and equal consultation, both parties sign this contract.

1. Cooperation mode between both parties:

1.	The party B shall provide the party A with products and models (hereinafter referred to as “products”) or authorize the party A to distribute the products. The party B agrees to allow the party A to sell the products through (channels).

2.	The party A shall purchase and distribute products from the party B in accordance with the contract. The party A has the right to recruit agents or distributors for market sales and operation management, and shall bear the relevant expenses on its own.

3.	If the product is customized by Party A, Party A has the obligation to license Party B to use its trademark (registration number: ) (hereinafter referred to as the “authorized trademark”), and Party B shall provide products with Party A’s trademark logo according to Party A’s needs. Except for the authorized trademark, Party A has the right to make independent decisions on other related information on the product packaging provided by Party A. However, the packaging information of the relevant products must comply with the requirements of laws and regulations

2. Sales area and cooperation period

1.	Sales area of Party A;

2.	The party A has the right to sell the product in any way within the region;

3.	Cooperation period: From 2024 to 2025, a total of two years.

3. Settlement price, quantity, and payment terms

1.	Settlement price: Factory price, based on the purchase order or the PI price provided by Party B through email or instant messaging software (such as WhatsApp, WeChat, etc.).

2.	Quantity: The purchase order or PI provided by Party B shall prevail.

3.	Payment terms: Party A shall pay 10%-50% as a deposit in advance, and the final payment shall be made before shipment according to the price in the purchase order.

4. Rights and obligations of both parties

1.	Regarding the products specified in this agreement, Party B shall provide Party A with design, production, packaging, and other services based on Party A’s order requirements, and ensure the quality of the products. The party B shall deliver the goods in a timely manner according to the agreed delivery date.

2.	The party A shall timely pay the deposit and final payment in accordance with the contract provisions. The party A has the right to conduct pre shipment inspection on the subject matter of the order produced by the party B.

3.	After receiving the payment, Party A shall pick up the goods from Party B’s factory or pay the shipping fee to Party B for arranging logistics delivery. The party B has the obligation to cooperate with the party A in picking up the goods.

4.	The party A shall keep confidential the known trade secrets of the party B (including product ID design, product testing standards, product testing documents, information and materials related to research and development technology, production processes, sales models, etc.).

5. Order Change

5.1	Party A has the right to request changes to purchase orders that have not yet been delivered (including but not limited to delivery cycles, product delivery standards, etc.), but two conditions must be met simultaneously: 1. Before the raw materials are produced; 2. Notify Party B no less than 10 working days before the delivery date. If the change causes inventory to Party B, Party A shall bear the responsibility, or both parties shall negotiate and handle it. If the buyer requests a change to the order in accordance with this provision, they shall obtain the written consent of Party B. Any losses resulting from this shall be handled through negotiation between Party A and Party B.

5.2	Order cancellation: Prior to delivery, if Party B requests to cancel the order due to market changes or other unpredictable factors that result in changes in Party A’s demand for the product, Party B must consult with Party B in advance or obtain written consent. Otherwise, cancellation is not allowed; If Party A cancels the effective order and Party B agrees, Party A shall bear the actual losses caused to Party B as a result. The specific losses shall be based on the actual procurement cost, goods management expenses, capital turnover expenses, scrap disposal expenses, and other losses incurred by Party B for the stagnant materials at that time. If Party B has not made any material preparations and has not caused any actual losses, the order can be cancelled normally.

5.3	Order cancellation: If the product cannot be produced normally due to the fault of Party B, and after negotiation, Party B cannot provide a clear solution and promise a production plan, Party A has the right to cancel the order, and Party B shall bear the relevant losses caused to Party A.

6. Delivery and transportation of products

6.1	The party B shall deliver the goods in accordance with the delivery quantity, delivery date, and delivery location specified in the effective purchase order. If Party A has special requirements for delivery, Party B shall operate in accordance with the requirements stated in the effective order. If the special requirements of Party A result in an increase in production costs for Party B, both parties shall communicate and negotiate to resolve the issue.

6.2	The party A shall conduct quantity and completeness inspections on the day of receipt of the goods. If there is a shortage of quantity or packaging damage, it shall be reported to the party B within 3 working days.

6.3	After receiving the goods, Party A shall conduct an inspection within the inspection period (3 working days from the date of receipt), and Party B shall ensure that the comprehensive failure rate of the goods batch is within 0.3%. During the acceptance process, if any quality problems are found with the goods or if the quality standards of the goods do not meet the agreement between both parties, after verification and confirmation by Party B, Party A has the right to return the batch of goods to Party B (excluding cases of human damage), and the resulting costs shall be fully borne by Party B. If the product quality of Party B causes losses to Party A, Party A has the right to directly deduct the corresponding amount from the payment or other transactions with Party B. If there is a quality issue with the product as reported by the market, consumers should return the defective products. If it is determined by Party B’s quality inspection that the defective products are caused by Party B’s reasons, Party B shall repair the corresponding products free of charge and bear the shipping and shipping costs borne by consumers.

6.4	Prior to the shipment by Party B, Party A has the right to send quality inspection personnel to Party B’s factory to inspect the goods jointly produced by both parties, and Party B shall cooperate. If functional quality problems are found in the products of Party B during inspection, Party B shall rework or repair the corresponding products free of charge. After the second delivery of the batch of products, Party A shall arrange a new round of testing.

6.5	If the stagnant materials and products are caused by the responsibility of Party A, Party A shall provide handling measures within 3 months from the date of occurrence, and must complete all handling within 6 months at the latest. Otherwise, Party B has the right to charge additional storage fees starting from the fourth month of inactivity, which will be calculated based on the actual storage fees paid by Party B each month.

6.6	In principle, stagnant materials/semi-finished products/finished products should not be stored in inventory for more than 3 months. In special circumstances, written reasons and subsequent demand plans must be explained. With the written consent of Party A, the storage can be delayed for up to 6 months. If it exceeds the deadline by 6 months, Party B has the right to forcibly scrap it.

7. Product quality objection

7.1	The products provided by Party B shall comply with:

7.1.1	The product quality standards shall be implemented in accordance with the standards specified in the effective order.

7.1.2	Quality acceptance and other procedures shall be carried out in accordance with the supplier quality agreement signed by both parties.

7.1.3	The Party A shall complete the acceptance within three working days after receiving the goods. If there is no response or confirmation of receipt within three working days, it shall be deemed that the goods have been signed for and there shall be no objection to the quality.

8. Disclaimer clause

When the normal supply of goods by Party B is affected due to force majeure or unexpected events, it shall not be deemed as a breach of contract by Party B, and Party B agrees with this. Force majeure “refers to objective events that are unforeseeable, insurmountable, and unavoidable, such as war, natural disasters, government bans, etc.

9. Dispute Resolution

This agreement shall be governed by and construed in accordance with the laws of the United States of America and California. Any disputes, controversies or claims arising out of or in connection with this Agreement shall first be resolved through friendly negotiations. If the dispute is not resolved within 30 days after the start of friendly negotiations, both parties agree to submit the dispute to the people’s court where the plaintiff is located for litigation.

This contract is made in duplicate and shall come into effect upon the seals of both parties. It shall be valid for one year. Upon expiration, if there is no objection from both parties, the validity shall be automatically extended for another year. If one party wishes to terminate the contract after expiration, they shall provide written notice one month in advance.

Party A: (Contract Seal)

Signing Date:

Party B: (Contract Seal)

Signing Date:

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